Exhibit 10.1

Execution Version

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

SECOND AMENDED AND RESTATED MARKETING AGREEMENT

This Second Amended and Restated Marketing Agreement (the “Agreement”) dated as of November 16, 2009 is by and between Jackson Hewitt Inc. whose address is 3 Sylvan Way, Parsippany, New Jersey 07054 (“Company”) and MetaBank d/b/a Meta Payment Systems whose address is 5501 Broadband Lane, Sioux Falls, South Dakota 57108 (“Bank”). Each may be referred to as a “Party” or collectively as “Parties.” Capitalized terms not defined in the context of a provision of this Agreement have the meanings set forth in Article I.

RECITALS

WHEREAS, Company and Bank are parties to that certain Card Marketing Agreement, dated December 10, 2007, as first amended and restated on November 17, 2008 (“Original Agreement”);

WHEREAS, Company (i) is the franchisor of the Jackson Hewitt Tax Service® tax preparation system to independently owned and operated franchisees (“Franchisees”) and (ii) through Tax Services of America, Inc., a wholly owned subsidiary, owns and operates certain Jackson Hewitt Tax Service locations (“Corporate Stores,” and together with Franchisees, “Operators”);

WHEREAS, the Operators provide income tax return preparation with electronic filing and related services to their customers (“Customers”);

WHEREAS, Bank is a duly registered principal member of the MasterCard, Discover, and the Visa payment card associations (each a “System” and, collectively, the “Systems”) and is authorized to provide the Programs;

WHEREAS, Company desires to offer the Programs to (i) Customers, (ii) employees of Franchisees, Company, and Company’s affiliates (collectively, the “Employees”), and (iii) certain other eligible Persons; and

WHEREAS, Company and Bank wish to amend and restate the Original Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the receipt and sufficiency of which is acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I - DEFINITIONS

Except as otherwise specifically indicated, the following terms shall have the following meanings in this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Applicable Law” means, collectively, (i) the Rules, (ii) the Guidelines, and (iii) all other federal, state and local statutes, codes, regulations, rules, laws, published regulatory guidelines and judicial or administrative orders and interpretations which are applicable to the Cards, Programs, and each Party in the performance of its obligations under this Agreement, as they may be modified from time to time.

“Applicant” means any Person who applies for a Card or Credit Product.

“Business Day” means any day other than a Saturday, Sunday, legal holiday or other day on which banks in the State of South Dakota are required or permitted by law to be closed.

“Card” or “iPower Card” means a non-personalized or personalized System branded, prepaid, reloadable, debit card bearing Company Intellectual Property issued within a Card Program by Bank.

“Card Deliverables” means the Cards, Cardholder Agreements, Card Packets, and all disclosures, consents and procedures required under Applicable Law with respect to a Card Program.

Execution Version

“Card Packet” means the Card, Card carrier, Card activation sticker on the Card, welcome brochure or letter, Cardholder Agreement, Bank’s privacy policy, related promotional material (as mutually agreed), and the outer envelope and such other materials as Bank and Company mutually agree.

“Card Processor” means any Person engaged from time to time by Bank to (i) produce, emboss and deliver Cards, (ii) assemble enrollment kits, (iii) effect and process Cardholders’ transactions on the Cards, and (iv) perform any other Processing Services on behalf of Bank with respect to a Card Program.

“Card Program” means the iPower Card for Disbursements Program described in Exhibit A-1 or the iPower Card with iAdvance Program described in Exhibit A-2 (collectively, the “Card Programs”).

“Card Services” means the prepaid card services provided by Bank to Cardholders through use of the Cards, and all customer service provided by Bank to Cardholders in connection with the Cards, all as set forth in the Cardholder Agreement or this Agreement.

“Cardholder” means any Person to whom a Card is issued.

“Cardholder Agreement” means the agreement between Bank and a Cardholder governing the terms and use of a Card.

“Cardholder Funds” means the funds available for use by a Cardholder from Loads and/or Credit Disbursements after recording the debits and credits with respect to transactions originated by or on behalf of a Cardholder.

“Contract Year” means a period of twelve consecutive months beginning on the execution date of this Agreement or each anniversary of the execution date of this Agreement, whichever is applicable, and ending on the day immediately preceding the anniversary of the execution date of this Agreement.

“Credit Agreement” means the agreement between a Cardholder and Bank setting forth the terms and conditions applicable to each Credit Product Program. A copy of the Credit Agreement for each Credit Product Program is appended as an attachment to the exhibit describing each such Credit Product Program.

“Credit Disbursement” means the disbursement of loan advances under Credit Product Programs.

“Credit Documents” means the Credit Agreement, Credit Product application (including any acknowledgment or consent, to the extent applicable) and any other documents that evidence a Cardholder’s obligation to repay funds advanced by Bank to Cardholder under a Credit Product Program. For avoidance of doubt, the term Credit Documents shall not include any Company documents prepared in connection with any tax, budgeting, planning services, or related promotional offers, coupons, sweepstakes, and the like provided by Company to Customers, Employees or other Persons.

“Credit Processor” means any Person engaged from time to time by Bank to (i) effect and process transactions initiated by or on behalf of a Cardholder with respect to a Credit Product Program, and (ii) provide any other Processing Services on behalf of Bank with respect to the Credit Products.

“Credit Products” or “Credit Product Programs” means all credit programs provided by Bank to Customers, Employees, and other Persons, the financial terms of which are set forth on an exhibit to this Agreement. The term “Credit Products” is currently limited to the iAdvance Credit Product (as described in Exhibit A-3) and the iPower Plus Line of Credit Product (as described in Exhibit A-4).

“Credit Services” means the services provided by Bank to Cardholders in connection with a Credit Product Program, and all customer service provided by Bank to Cardholders in connection therewith, all as set forth in the applicable Credit Agreement or this Agreement.

“Effective Date” means December 10, 2007, the date the Original Agreement first went into effect.

“Funds Transfer Information” means information provided to Bank by Company so that Bank can credit or debit the Omnibus Account in connection with the Cardholder Funds made available to each Cardholder.

“Intellectual Property” means all Marks, and patents, copyrights, other information, art or design work, copy or other material for which a Party holds intellectual property rights, and all trade secrets, confidential and proprietary information, business models, methods of doing business, know-how and all other intellectual property rights.

“Load” means that value has been added to a Card from a source other than Credit Disbursements.

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Execution Version

“Mark” means the service marks and trademarks of each member of the System, Bank, and Company, including but not limited to, the names and other distinctive marks or logos which identify the Systems, Bank, and Company. For avoidance of doubt, any brand names used to market the Cards or the iPower Plus Line of Credit Program, whether registered or unregistered, including but not limited to, the names “iPower Plus” and “MoneyPower”, or such other names as may be used from time to time hereafter, shall be considered Marks of Company. Likewise, any brand names used to market the iAdvance Credit Program, whether registered or unregistered, shall be considered Marks of Bank.

“Marketing Materials” shall mean any marketing material, advertising pieces, sales literature, scripts, and other materials, including but not limited to, email solicitation messages, published advertising (such as newspaper and magazine advertisements), Internet media, telemarketing scripts, television or radio advertisements, brochures, card designs, disclosures, frequently asked questions, interview or public speaking scripts and talking points, sales materials, and press releases, produced by Company and used by Company and/or Operators relating to a Program (which materials shall expressly exclude any and all materials included in the Card Packet, and any other materials Bank may, in its discretion, produce and or distribute to prospective Applicants or Cardholders in accordance with the terms of the Agreement).

“Omnibus Account” means an account (i) that is insured by the Federal Deposit Insurance Corporation, (ii) that is created and established by Bank on behalf of Cardholders at Bank in connection with the Programs, and (iii) into which funds Loads and Credit Disbursements will be deposited to provide Cardholders access to Cardholder Funds.

“Person” means, as the context requires, a human being and/or any firm, corporation, partnership (including, without limitation, general partnerships, limited partnerships, and limited liability partnerships), limited liability company, joint venture, business trust, association or other legal entity other than a Party.

“Pre Tax Season” means the period beginning on [*] and ending on [*], or such other period as may otherwise be mutually agreed upon by the Parties.

“Processing Services” means those services described herein or commonly performed under the management and direction of Bank by a Card Processor or Credit Processor which are necessary to manage a Program and process transactions in accordance with Applicable Law. Such services shall include but shall not be limited to: set-up and maintenance of a Program and Cards, transaction authorization, processing, clearing and Settlement, System access, Card Services, Credit Services, Cardholder dispute resolution, collections, System compliance, regulatory compliance, security and fraud control, and activity reporting.

“Program” means a Card Program or a Credit Product Program (collectively, the “Programs”).

“Provider” means the financial institution(s) identified by Company, from time to time, as a provider of Tax Related Financial Products.

[*]

“Regulatory Authority” means, as the context requires, any System; the State of South Dakota; the Office of Thrift Supervision; the Federal Reserve Board; the Federal Deposit Insurance Corporation, and any federal or state agency having jurisdiction over Bank or Company.

“Rules” means, as applicable, the by-laws and operating rules of any System member and Bank’s published policies and procedures applicable to the Programs, as promulgated by Bank’s Board of Directors in good faith to ensure Bank’s safety and soundness.

“Settlement” means the movement and reconciliation of funds between Bank and System members in accordance with the Rules, and a Provider.

“Tax Refund” means a refund by a taxing authority of funds paid by a Customer in excess of such Customer’s tax liability to such taxing authority.

“Tax Related Financial Products” means loan and non-loan products provided by Providers to Customers from time to time through Operators. As of the date of this Agreement, Tax Related Financial Products consist of assisted refunds, refund anticipation loans, and Money Now loans.

“Tax Season” means the period beginning on January 2 or on such later date as the parties mutually agree upon and ending on April 15th or on such later date as the Internal Revenue Service permits the filing of federal income tax returns without the taxpayer requesting an extension. Unless otherwise specified, the term “Tax Season” shall also include the corresponding Pre Tax Season.

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Execution Version

“Term Year” means any calendar year during the Term of this Agreement beginning January 1 and ending December 31, except that the first Term Year shall mean the period beginning on the Effective Date of this Agreement and ending on December 31 of the next calendar year.

ARTICLE II - PRODUCTS

Section 2.1 Bank and Company have agreed to provide the Programs described in Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4, beginning on one or more mutually agreeable dates after the Effective Date pursuant to the terms described in such Exhibits.

Section 2.2 Upon completion of development and testing, Bank intends to offer additional programs during the Term, including, without limitation, (a) [*], (c) a rewards program currently known as the iPower Rewards Program, and (d) any other customized programs that the Parties may mutually agree to make available to Customers, Employees and other Persons during the Term. Any additional programs provided by Bank pursuant to this Agreement, including the proposed programs described in this Section, shall be separately described and agreed to in writing by the Parties and attached as exhibits to this Agreement. Nothing in this Section 2.2 shall constitute a binding obligation on Bank to offer such additional programs.

Section 2.3 [*]

Section 2.4. Subject to Bank approval and provided such features and enhancements comply with Applicable Law, Bank agrees to use commercially reasonable efforts to introduce new features to or otherwise enhance a Card Program within a reasonable time and upon mutually agreeable terms after receipt of Company’s reasonable request.

ARTICLE III

ARTICLE III - DUTIES OF BANK

Section 3.1 General.

Bank shall perform through itself, or with Company’s prior written approval, the Bank’s processors or affiliates, all Processing Services, including, without limitation, the following:

(a) establish, maintain and manage the relationship between Bank, as the issuer of the Cards, and Applicants and Cardholders;

(b) prepare and produce the Card Deliverables,

(c) prepare the Credit Documents related to the Credit Products, which shall be reproduced and provided to Applicants by Operators exactly as agreed upon by the Parties, and, in the case of the iPower Line of Credit Program, signed by Applicants and, if applicable, the joint filer pursuant to Applicable Law;

(d) replenish non-personalized Card stock upon request by Company no later than December 15 of each year, as required by a Card Program at any other time of the year, or as otherwise mutually agreed upon by the Parties;

(e) distribute, as mutually agreed to ensure agreed upon delivery deadlines, (i) Card Packets and applicable Credit Documents (“Program Inventory”) to Company, Operators or otherwise (at Company’s reasonable discretion), (ii) any subsequent disclosures required to be provided to Cardholders under the terms of the Cardholder Agreement, Credit Agreement and/or Applicable Law or this Agreement, (iii) electronic transaction histories to Cardholders that detail the activity on such Cardholder’s Card, and (iv) periodic statements to participating Cardholders that detail the transaction history and rate information for each Credit Product Program in which they are enrolled; provided that with respect to subpart (i) in this Section 3.1(e), overnight delivery shall be the method of distribution if needed to ensure an Operator has sufficient supply of materials at all times during Tax Season;

(f) provide a Card manufacturing and embossing schedule upon mutual consent for the 2009/2010 Tax Season and for each subsequent Tax Season;

(g) deliver to Company’s processing centers the number of Cards that Bank and Company mutually agree is sufficient to meet reasonably anticipated demand;

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(h) subject to Section 3.10, receive and process Funds Transfer Information and make funds available via a Load or Credit Disbursement for a Cardholder such that Cardholder Funds are available within one hour of Bank’s receipt of such Cardholder’s Funds Transfer Information;

(i) at Bank’s expense, conduct all Office of Foreign Assets Control screening upon receipt of Funds Transfer Information;

(j) authorize and effect credits to and debits from Cardholder Funds in connection with transactions initiated on Cards by or on behalf of Cardholders, and maintain (or cause to be maintained on its behalf) records of such transactions and fees related thereto, consistent with industry standards;

(k) (i) include written disclosures in each Card Packet that lists all actions a Cardholder should take in the event such Cardholder’s Card or PIN is damaged, lost or stolen and, (ii) upon receiving notice from a Cardholder that his or her Card or PIN has been damaged, lost or stolen, take prompt action to block the Card and promptly issue a replacement Card in accordance with Applicable Law. Cards may be delivered via express delivery upon request by and at the sole cost of the Cardholder;

(l) maintain in full force and effect all licenses, permits and other governmental authorizations required of it to perform its obligations under this Agreement;

(m) comply with all the terms and conditions set forth in the Cardholder Agreement, the Credit Documents, the provisions of this Agreement, as the same may hereafter be amended in accordance with the terms of this Agreement, and Applicable Law in connection with the conduct of its business and its participation in each Program (including the provision of Processing Services);

(n) ensure that the Processing Services comply with Applicable Law, including, but not limited to, consumer protection laws, laws that regulate unfair and deceptive acts and practices, anti-money laundering laws and abandoned property laws;

(o) ensure that all Card Deliverables and Credit Documents comply with Applicable Law;

(p) promptly give written notice to Company of any material adverse change in the business, properties, assets, operations or condition, financial or otherwise, and any pending, or threatened litigation involving a Program;

(q) own or otherwise hold valid rights to use its Marks that are used in connection with a Program;

(r) maintain and protect the confidentiality of Customer Information (as defined in Section 9.3) furnished to Bank by (or on behalf of) Company, Operators, Customers, Employees or other Persons;

(s) provide to Company such documentation and information that Company may reasonably request to confirm Bank’s compliance with its obligations under this Agreement;

(t) comply with Bank’s privacy policy.

Section 3.2 Documentation for Programs

(a) Initial Program Documentation.

(i) With respect to the iAdvance Credit Product Program, the iPower Card Savings Program and any additional programs the Parties may mutually agree to offer to Cardholders year round, Bank, at its sole expense, shall design and provide to Company for review and reasonable suggestion and comment the proposed form and content of all Card Deliverables, Credit Documents, or iPower Card Savings Agreement, whichever is applicable (“the Program Documentation”), for each such Program at least thirty (30) days prior to implementation of any such Program.

(ii) With respect to the Card Programs, iPower Plus Line of Credit Program and any additional programs the Parties may mutually agree to offer only during a Tax Season, Bank, at its sole expense, shall design and provide to Company for review and reasonable suggestion and comment the proposed form and content of all Program Documentation for each such Program. Bank shall use reasonable efforts to provide all such Program Documentation to Company for review and reasonable suggestion and comment prior to September 1 of each upcoming Tax Season during the Term.

(b) Changes to Program Documentation.

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(i) The Program Documentation relating to the Programs described in Section 3.2(a)(i) may be subsequently changed from time to time by Bank in its sole discretion as Bank deems necessary.

(ii) Any changes to the Program Documentation for any for the applicable Programs described in 3.2(a)(ii) shall be provided by Bank to Company in writing at least thirty (30) days prior to the proposed change becoming effective (or such shorter time as may be required by a Regulatory Authority) by Bank delivering to Company a written notice of change that includes (i) a summary of the changes to the Program Documentation and the date when such changes are proposed to go into effect and (ii) the reason for the changes. Company may object to such changes if Company determines that Bank’s proposed changes violate Applicable Law or that such changes will have a significant adverse economic impact on Company (each a “Permissible Reason”). If Company objects to the proposed changes, Company must notify Bank by providing a written notice of objection within ten (10) Business Days of Company’s receipt of Bank’s written notice of change. Company’s written notice of objection must state the Permissible Reason for the objection and include written support for its determination. Following Bank’s receipt of Company’s notice of objection, the Parties shall use commercially reasonable efforts to work together to develop mutually acceptable changes that will satisfy Company’s objections. If the Parties are unable to develop mutually acceptable changes to the Program Documentation, either Party may terminate the Program to which the proposed changes relate pursuant to Section 8.3 of this Agreement. If for any reason, Company fails to respond to Bank with a notice of objection within the required time frame, such changes to the Program Documentation shall be deemed approved.

Section 3.3 Designated Contact.

Bank agrees to designate a program manager who shall serve as the primary contact for Company regarding the Programs, and to provide such other technical and operational support as Company may reasonably request to implement and manage the operation of the Programs.

Section 3.4 Customer Service.

(a) Cardholder Support. Bank shall perform all customer service functions with respect to the Programs. Each Card (and any Cardholder communication relating thereto) shall identify a toll-free telephone number and Internet website address through which Cardholders may obtain information and make inquiries regarding the Cards and Credit Products. Specifically, during the Term, Bank shall (i) maintain a toll free telephone number with Interactive Voice Response (“IVR”) service (in English and, except in the case of the iAdvance Credit Product, Spanish) and Internet websites for Cardholders to check available balances, transactions, or request a new PIN, or request Credit Disbursements (if applicable), which service shall be available 24 hours per day, seven days per week; and (ii) provide live operator customer service (in English and, except in the case of the iAdvance Credit Product, Spanish) for the Card Programs through the IVR service Monday through Friday 7 a.m. – 1 a.m., Saturday and Sunday 8 a.m. – 8 p.m. (with the exception of holidays and in all cases, Eastern time) and, with respect to any Credit Product, at such times as the parties shall mutually agree upon. Bank shall service all inquiries and matters relating to the Cards and Credit Products in a prompt and professional manner in accordance with industry standards of practice, and in compliance with Applicable Law. Without limiting the foregoing, Bank shall use commercially reasonable efforts to respond to Cardholder inquiries in accordance with the service level agreements (“SLAs”) established between Bank and the Card Processor or Credit Processor, which SLAs are attached hereto as Exhibit B. Bank shall send an updated copy of such SLAs to Company upon any revision of such SLAs. At all other times, Bank shall provide customer service levels that are customary for debit card providers based on the call forecasting provided by Bank to Company. Notwithstanding anything in this Agreement to the contrary, if the actual call volumes for the Card Programs or the iPower Plus Line of Credit Program at any time exceed the call volumes forecasted by Company by more than ten percent (10%) on a daily basis, to the extent such increase is not substantially caused by Bank, the Card Processor or a Credit Processor, the SLAs contained in Exhibit B pertaining to call center support with respect to the Program(s) shall not apply for any daily calls if actual daily call volume exceeds forecasted daily call volume by more than ten percent (10%). However, in such event or if (i) the specific SLAs set forth in Section 3(d) of Exhibit B are not met, or (ii) the queue size of the number of Cardholders on hold waiting for customer service for more than fifteen minutes is in excess of ten (10), Bank shall be required to perform the steps outlined set forth on Exhibit C to mitigate the impact of the excess call volume on customer support. Bank shall provide appropriate reports to confirm Bank’s compliance with the SLAs and other performance requirements outlined in Exhibit B.

(b) Operator Support. During the Term, maintain a toll free telephone number (separate from the telephone number established and maintained by Bank pursuant to Section 3.5(a)), with live operator customer service (in English and, except in the case of the iAdvance Credit Product, Spanish) for Operators to obtain information and make inquiries

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regarding the Programs, including the Cards, Credit Products, Processing Services and the terms and conditions set forth in the Cardholder Agreement and Credit Documents, which service shall be available (i) Monday through Friday 7 a.m. – 1 a.m., Saturday and Sunday 8 a.m. – 8 p.m. (with the exception of holidays and in all cases, Eastern time) and (ii) during all times during the Term, Monday through Friday 9 a.m. – 5 p.m. to provide such information and to handle such inquiries (with the exception of holidays and for each U.S. time zone). Bank shall service all inquiries of the Operators in a prompt and professional manner in accordance with industry standards of practice, and in compliance with Applicable Law. At all other times, Bank shall provide customer service levels that are customary for debit card providers and shall require that all customer service representatives are sufficiently familiar with all aspects of the Programs.

(c) Call Referrals. Company shall refer all Cardholder inquiries regarding the Programs, Card Services, or Credit Services to the toll-free phone number provided to it by Bank. Bank shall refer all inquiries regarding the status of any Cardholder’s Tax Refund or Tax Related Financial Product and all other inquiries that are unrelated to the Programs, Card Services, or Credit Services to Company’s customer service call center or to the relevant Provider call center, as applicable. Bank shall handle all inquiries or disputes relating to the Programs, Card Services or Credit Services, and Company shall handle all Cardholder inquiries or disputes relating to Company’s and its Providers’ products and services, in each case, in compliance with Applicable Law.

Section 3.5 Memberships in System.

Bank shall obtain and maintain its membership in each System and maintain all related licensing rights (“Membership”) at its sole expense, and shall timely pay all fees, dues, and assessments associated therewith. If a System elects to terminate Bank’s Membership for any reason, Bank shall give notice to Company promptly after it receives notice from such System.

Section 3.6 Program Services.

Bank shall be solely responsible for the production of all Card Packets, including, without limitation, all expenses related thereto, except as otherwise provided in this Agreement. The Cardholder Agreement shall identify Bank as the issuer of the Cards and holder of all Cardholder Funds.

Section 3.7 Bank Enhancements.

If during the Term Bank develops new features or functionality related to tax preparation services provided by Company or its Operators to Customers (“Bank Enhancements”), Bank will offer Bank Enhancements to Company prior to offering them to a Company Competitor. Bank Enhancements do not include features under development by Bank prior to the Effective Date of this Agreement that have been communicated to the market or otherwise disclosed to the Company, including such products as network messaging or any other feature that Bank develops at the request of any of Bank’s customers. As used herein “Company Competitor” means any business directly or indirectly engaged in the preparation of individual income tax returns, including, but not limited to, tax preparation services, aggregators and businesses engaged in the development of computer software used for the purpose of preparing individual income tax returns.

Section 3.8 New Features.

Bank agrees that for any new feature or functionality that Company designs and offers solely to Bank, Bank will not make any of these features or functionalities available to Company’s competitors. Notwithstanding the foregoing, should a Company competitor, without any support or assistance from Bank, create a similar feature, Bank shall have the right to support and deliver such feature, but only to the extent that it can do so without violating its obligations under this Agreement.

Section 3.9 Subcontractors.

Upon Company’s prior written consent, not to be unreasonably withheld by Company, Bank may contract with one or more Persons to perform services that enable Bank to perform its obligations under this Agreement, the Cardholder Agreement, or any Credit Agreement. Bank agrees that any Person with which it subcontracts shall be bound by the applicable obligations and representations and warranties and to the service levels described herein and that subcontracting shall not result in any degradation of the Processing Services. Notwithstanding anything to the contrary in any such subcontract, Bank shall retain full responsibility for any acts or omissions of any such subcontractor.

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Section 3.10 Card Loads.

Bank covenants that 99% of all Loads requested by or for a Cardholder and Credit Disbursements requested by or for a Cardholder with respect to the iPower Plus Line of Credit Program shall be available for such Cardholder’s use within one hour of Bank’s receipt of a Cardholder’s Funds Transfer Information.

Section 3.11 Pay Compensation.

Bank shall pay as and when due the compensation to which Company is entitled, as set forth in Exhibit A to this Agreement.

Section 3.12 Communications with Governmental Authorities.

Unless otherwise prohibited by Applicable Law or a Regulatory Authority, Bank shall promptly notify Company of any communications from or with a Regulatory Authority or any official thereof, including without limitation any member of Congress, official of the executive branch of the United States Government, state legislator, or federal or state agency with respect to a Program and promptly provide Company with a summary of any written or verbal correspondence or communications with or from any of the above parties, to the extent such correspondence or communications (a) negatively impact the continuation of the Program; (b) contain criticisms regarding operation of the Program; or (c) provide guidance to make changes to any aspect of the Program.

ARTICLE IV - DUTIES OF COMPANY

Section 4.1 General.

During the Term, Company shall:

(a) subject to the terms of this Agreement and Applicable Law, (i) distribute Cards and Credit Documents to Operators, as mutually agreed to ensure agreed upon delivery deadlines, (ii) provide Operators with the tools necessary to prepare and electronically transmit Customer tax returns to the Internal Revenue Service and applicable state taxing authorities, and (iii) facilitate the offer and sale of Tax Related Financial Products;

(b) for applicable Programs, require Operators to (i) verify the identity of Applicants who apply for a Card or Credit Product in accordance with Company’s standard authentication policies and procedures, which shall be of the same quality as Bank’s policies and procedures, (ii) distribute a Card Packet to Applicants who are approved for a Card, (iii) distribute a Credit Agreement to Applicants who are approved for a Credit Product in accordance with Applicable Law;

(c) subject to Applicable Law, exercise due care to accurately provide or require Operators to accurately provide Applicant’s personal data that may be required to participate in a Program, such as name, address, social security number, home phone number, and any other information Bank reasonably requests in connection with the issuance of Cards and providing of Credit Products to Applicants (“Enrollment Information”) to Bank (or its permitted designee) on the same day as the Enrollment Information becomes available to Company or its Operators, in such format and through such means or media as Bank and Company shall mutually agree;

(d) require its Operators to ensure that all applications for Cards and any applications, acknowledgement or consents related to the Credit Products are properly executed by the Applicant and, if applicable, the joint filer pursuant to Applicable Law;

(e) provide, or arrange for the provision of, Funds Transfer Information to Bank (or its permitted designee), on the same day as the such information becomes available to Company or its Operators, in such format and through such means or media as Bank and Company shall mutually agree;

(f) own or otherwise hold valid rights to use its Marks that are used in connection with a Program;

(g) provide reasonable efforts to act as the liaison between Bank and any Provider;

(h) maintain, and require Operators to maintain, in full force and effect, all licenses, permits and other governmental authorizations required of Company or an Operator to perform Company’s obligations under this Agreement or to provide any tax planning or budgeting services in conjunction with the Programs provided under this Agreement;

(i) comply with all the provisions of this Agreement, as the same may hereafter be amended in accordance with the terms of this Agreement, and Applicable Law in connection with the conduct of its business and its participation in a Program;

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(j) promptly give written notice to Bank of any material adverse change in its business, properties, assets, operations or condition, financial or otherwise, and any pending or threatened litigation involving a Program, Tax Related Financial Product, or any other services or products provided by Company in connection with any of the Programs;

(k) maintain and protect, and require its Operators maintain and protect, the confidentiality of Customer Information furnished to Company or its Operators by (or on behalf of) Bank or Cardholders;

(l) comply with Company’s privacy policy;

(m) provide to Bank such documentation and information that Bank may reasonably request to confirm Company’s compliance with its obligations under this Agreement;

(n) participate, and allow Cardholders to participate in, certain agreed upon Visa promotions and advertise or communicate, and require its participating Operators to advertise and communicate, such promotions to Cardholders to the extent Visa provides materials and support as agreed for each promotion;

(o) require each Operator who desires to participate in the Card Programs to execute a Card Program Franchisee Agreement with Bank prior to providing, marketing or otherwise participating in the Card Programs; provided, however, that each Operator’s participation in the Card Programs shall be subject to Bank’s approval in its sole discretion;

(p) require each Operator who desires to participate in the iPower Plus Line of Credit Program to execute an addendum to the Card Program Franchisee Agreement with Bank prior to providing, marketing or otherwise participating in such Credit Product Program; provided, however, that each Operator’s participation in the iPower Plus Line of Credit Program shall be subject to Bank’s approval in its sole discretion;

(q) actively market, and require its Operators actively market, Company’s tax planning and budget planning services to the general public on a stand-alone basis;

(r) require its Operators to maintain possession of all executed Card applications and Credit Product acknowledgments, applications and consents for a period of five years from the date of execution (or deliver the same to Bank, if so requested by Bank, at Bank’s cost and expense);

(s) requires its Operators to maintain hard copies or have access to electronic copies of any other Card Deliverables or Credit Documents that the Parties mutually agree to retain.

(t) ensure that Company complies with Applicable Law in conducting the following marketing activities in connection with the Programs: any pre-approved, telemarketing, e-mail, and SMS texting campaigns.

Section 4.2 Designated Contact.

Company shall designate a senior employee who shall serve as the primary contact for Bank with respect to the Programs, and to provide such other technical and operational support as Bank may reasonably request to implement and manage the operation of all Programs.

Section 4.3 Security Approval Form.

Company shall require each Operator to complete any security approval form required by each System (the “Security Form”) in respect of such Operator’s location(s). Company shall distribute, collect and retain (for at least one year following the date of collection) the Security Forms to be provided to Bank upon Bank’s request. Company shall not distribute Cards to any Operator or location that fails to complete a Security Form.

Section 4.4 Customer Service Support.

Company shall use commercially reasonable efforts to assist Bank in addressing Cardholder issues, as requested by Bank from time to time.

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Section 4.5 Unused Cards.

Company shall require each Operator to destroy any unused non-personalized Cards within 40 Business Days after the end of each Tax Season (excluding the Pre Tax Season) or within such other periods as mutually agreed upon by the Parties, at Company’s expense. Company shall certify such destruction on a form to be provided by Bank.

Section 4.6 Redistribution of Program Inventory.

To the extent certain Operators are in possession of excess Program Inventory and other Operators are in short supply of Program Inventory, prior to Company requesting Bank to ship additional Program Inventory, Company shall first use commercially reasonable efforts to ensure that any excess Program Inventory already in possession of Company or its Operators is redistributed to Operators who are in short supply of such Program Inventory, at Company’s expense.

Section 4.7 Operators.

Company shall deliver instructions to Operators and Providers as required under this Agreement and shall use commercially reasonable efforts to ensure that Operators comply with all such instructions, including, but not limited to, audit procedures to assess each participating Operator’s conformance to Company policies and procedures related to the Programs. Bank may cease providing the Card Programs or Credit Products described herein at any Operator location where compliance with Applicable Law or the requirements set forth in this Agreement have been found to be deficient by Bank or Company.

Section 4.8 System Integration.

Company and Operators will interface with Bank or its Card Processor and Credit Processor(s) via an integration method to be mutually agreed by the Parties, and at Company’s sole cost. Company shall establish such additional connections as reasonably requested by Bank at Company’s expense.

Section 4.9 Communications with Governmental Authorities.

Without first obtaining the express written consent of Bank, Company will not communicate with, respond to inquiries from, or lobby any Regulatory Authority or any official thereof, including without limitation any member of Congress, official of the executive branch of the United States Government, state legislator, or federal or state agency with respect to any matter which might, in any way, affect any Program. The foregoing restriction shall not prevent either Party from responding to any inquiries if: (a) the nature and timing of the inquiry does not reasonably allow for prior input and approval from the other Party, (b) the information being disclosed in such communication is already in the public domain or agreed-upon by the Parties in advance as talking points, or (c) the communication is in response to a request during the course of an earnings call or other public disclosure required under applicable securities laws, rules and regulations. Further, Company shall promptly notify Bank of any such inquiries with respect to a Program and promptly provide Bank with copies of any correspondence received pursuant to this Section 4.9, unless otherwise prohibited by law. For the purpose of clarity, this Agreement shall not restrict Company from engaging in Governmental Communications regarding Company services or products not otherwise pertaining to a Program.

Section 4.10 Marketing of Programs and Use of Training Materials.

(a) Program Promotion. Company shall use commercially reasonable efforts to (i) actively promote the Programs to Operators and prospective Cardholders and (ii) require participating Operators to actively promote the Programs to Customers, including requiring participating Operators to advertise the Programs to Customers through any means that Company, at its sole discretion, shall deem appropriate, including making available, in Company locations, a sales/information brochure to Customers. Notwithstanding the foregoing, Bank understands and agrees that Company makes no representation or warranty concerning participation in the Programs by any Operator, Customer, Employee or other Person.

(b) Company’s Production of Marketing Materials. Company shall create and produce Marketing Materials for each of the Programs of a character, quality and quantity in its sole discretion.

(c) Bank’s Approval of Company’s Marketing Materials and Training Materials. Any and all Marketing Materials and training materials produced by Company shall be subject to Bank’s prior approval, which shall not be unreasonably withheld. Bank shall (i) complete its review of any Marketing Materials and training materials submitted to it, and use commercially reasonable efforts to

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obtain any approvals required by the Systems, if applicable, within five (5) Business Days following such submission; (ii) ensure that the Marketing Materials comply with Applicable Law, and furnish to Company for inclusion with such Marketing Materials all notices and disclosures regarding Card Services or Credit Services that are required by Applicable Law; and (iii) be responsible for the accuracy of the content of the Marketing Materials relating to its own services and performance obligations. Notwithstanding the foregoing, Company and not Bank shall be solely responsible for ensuring that Marketing Materials comply with Applicable Law insofar as they pertain to any Tax Related Financial Product or Company’s tax planning or budget planning services.

(d) Bank’s Production of Marketing Materials; Company’s Approval of Bank’s Marketing Materials. Bank agrees that Company may, in its sole discretion, provide Cardholders with promotional offers related to the services provided by Operators. Bank further agrees that any marketing or promotional materials that Bank wishes to distribute to prospective Applicants, Cardholders, or Customers regarding the Card Programs or Credit Programs or any of Bank’s current or future products to be provided by Company shall be subject to Company’s prior review and approval, which shall not be unreasonably withheld. Any such materials which Company approves shall be produced and distributed by Bank at Bank’s sole expense, unless otherwise mutually agreed upon by the Parties.

Section 4.11 Reimbursement of Termination and Performance Fees.

Prior to each Tax Season, Company will provide Bank with certain projections so that Bank may enter into or modify its contract with (a) a Card Processor for the provision of Processing Services, and (b) a Credit Processor for provision of iPower Plus Line of Credit Program. If at the end of a Contract Year it is determined that the projections such Contract Year have not been met due to the following events (i) Company notifies Bank of its decision not to offer the Card Programs and/or the iPower Plus Line of Credit Program, (ii) Company delays the start of the Card Programs and/or the iPower Plus Line of Credit Program, or (iii) less than a majority of Operators execute the Card Program Franchise Agreement with Bank and the addendum to the Card Program Franchise Agreement with Bank, then Company shall reimburse Bank for any termination fees or minimum volume fees payable by Bank to the Card Processor of the Card Programs and/or the Credit Processors of the iPower Plus Line of Credit Program. Notwithstanding anything in this Agreement to the contrary, if the actual call volume for the iPower Plus Line of Credit Program is not sufficient to generate at least seventy-five percent (75%) of the call volume projected jointly by Company and Bank, Company shall reimburse Bank for any minimum volume fees payable by Bank [ to the Card Processor of the Card Programs and/or the Credit Processors of the iPower Plus Line of Credit Program, provided, however, that Company shall not be liable for such reimbursement if the decrease in projections was proximately caused by Bank, the Card Processor or a Credit Processor.

Section 4.12 [*]

Section 4.13 Cardholder Complaints

(a) Company further agrees that it shall use commercially reasonable efforts to promptly notify the Bank of the following complaints received from Cardholders or any third party to the extent that such complaints have been brought to the attention of the Company at its national headquarters:

(i) any written complaints relating to the Card Program.

(ii) any written or verbal complaints relating to the Credit Product Program.

(b) Upon receipt of each such complaint by Company, the parties shall discuss and mutually determine if the complaint warrants a response, the general substance of any required response and who shall be responsible for responding to such complaint, subject to Bank’s final approval, which approval shall not be unreasonably withheld or delayed.

(c) Nothing herein shall prevent Company from immediately responding to any complaint that relates to the preparation of income tax returns or the provision of any related products and services that are not offered by Bank. Furthermore, Bank acknowledges and agrees that Company shall not be responsible for notifying Bank of any complaint that an Operator may have received from a Cardholder or any third party but which was not communicated by such Operator to Company.

Section 4.14 Insurance.

Each party shall maintain, at its sole expense and with a financially sound and reputable insurer acceptable to Bank, (a) an errors and omissions policy and a general comprehensive liability policy insuring Company for not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate; (b) a comprehensive crime policy, including employee

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dishonesty/fidelity, insuring Company for not less than Two Million Dollars ($2,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate; and (c) a data security policy insuring Company for not less than One Million Dollars ($1,000,000) per occurrence and One and One-Half Million Dollars ($1,500,000) in the aggregate. Each party shall provide to the other party hereto, on the date hereof and from time to time thereafter upon any change in or renewal of such policies, copies of the certificates of insurance evidencing such policies. Neither party shall take any action to cancel or terminate any of such policies unless a substantially similar policy is in effect providing the same coverage. Each party shall instruct its insurance carrier to notify the other party concurrently with the delivery of any notice regarding the renewal, termination, or cancellation by the issuer of any of such policies.

ARTICLE V - REPRESENTATIONS AND WARRANTIES

Section 5.1 Mutual Representations and Warranties.

Company and Bank represent and warrant to each other that as of the date of the Original Agreement and the date hereof (i) this Agreement is valid, binding and enforceable against each Party in accordance with its terms; (ii) each Party is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation (with respect to Company) and Federal law (with respect to Bank); (iii) each Party, and in the case of the Company, its Operators, are authorized to do business in each state in which the nature of each party’s activities makes such authorization necessary; and (iv) each Party has the full power and authority to execute and deliver this Agreement and to perform all its obligations and the performance does not conflict with Company’s or Bank’s Articles of Incorporation, bylaws or any other agreement, contract, lease or obligation to which Company or Bank is a party or by which it is bound.

Section 5.2 Representations and Warranties of Company.

Company represents and warrants to Bank that as of the date of the Original Agreement and the date hereof:

(a) the Marketing Materials and any other materials and supplies, to the extent created by or at the direction of Company or its Operators, subsidiaries, affiliates or contractors, or to the extent they contain content relating to the Company’s products, services and performance obligations, shall comply with Applicable Law;

(b) all processing systems, software and hardware, and policies or procedures used by Company and all rules and protocols covering Company’s Operators, employees, agents, and independent contractors providing the services hereunder, contain commercially reasonable protections and security enhancements, and provide commercially reasonable safeguards and system protections, consistent with industry standards, to prevent hacking, viruses, security breaches, identity theft, fraud and loss of data, and to prevent any breach of Article IX, the Gramm-Leach-Bliley Act and the applicable regulations promulgated thereunder;

(c) all tax planning and budgeting services provided by Company in conjunction or association with any Program under this Agreement shall comply with Applicable Law;

(d) unless disclosed publicly otherwise by Company, there is not pending or threatened against Company or any of its Operators, to the extent known by Company, any litigation or proceeding, judicial, tax or administrative, the outcome of which might materially adversely affect the continuing operations of Company or its ability to perform its obligations under this Agreement; and

(e) as of the date of execution of this Agreement, no notice is required by the Company to the Bank under Section 4.12.

Section 5.3 Representations and Warranties of Bank.

Bank represents and warrants to Company that as of the date of the Original Agreement and the date hereof:

(a) it has the financial capacity to make and shall make the full amount of Cardholder Funds (as set forth in the Funds Transfer Information) accessible to Cardholders at the times and in the manner required by the terms of this Agreement;

(b) it has sufficient funds available at all times to pay, or cause the payment of all Credit Product disbursements authorized for disbursement;

(c) any Card Processor or Credit Processor selected by Bank shall have the same or better service standards as Bank’s current Card Processor and Credit Processor(s);

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(d) any Cardholder Agreement or Credit Agreement shall be legally binding as to, and shall be honored by, Bank unless deemed invalid, fraudulent or prohibited by Applicable Law; and

(e) all processing systems, software and hardware, and policies or procedures used by Bank and all rules and protocols covering Bank’s employees, agents, and independent contractors providing the services hereunder, contain commercially reasonable protections and security enhancements, and provide commercially reasonable safeguards and system protections, consistent with industry standards, to prevent hacking, viruses, security breaches, identity theft, fraud and loss of data, and to prevent any breach of Article IX, the Gramm-Leach-Bliley Act and the applicable regulations promulgated thereunder.

(f) all Programs, and Bank services provided hereunder, including, but not limited to, Processing Services, Card Services, Credit Services, Credit Products, shall comply with Applicable Law.

(g) none of the Credit Products provided by Bank pursuant to this Agreement constitute a refund anticipation loan.

(h) it owns, or has the right to use, all Intellectual Property necessary to provide the iAdvance Credit Product Program described in Exhibit A-3.

ARTICLE VI - EXPENSES

Section 6.1 Expenses of Bank.

Bank shall pay any fees and penalties assessed by any System or Regulatory Authority due to Bank’s actions or the actions of any Person retained by Bank. Except as otherwise specifically set forth herein, Bank shall be responsible for all operational costs and expenses of the Programs including, without limitation, the costs of Processing Services and Card and Program production, together with the costs of printing the Credit Documents associated with the iPower Plus Line of Credit Product, subject to Section 6.3.

Section 6.2 Expenses of Company.

Company shall be solely responsible for the following: (i) advertising and other expenses associated with the marketing of the Programs to its Customers, Employees or other Persons; (ii) if applicable, Company’s internal costs for the design of Card plastics or other custom Marketing Materials that have design changes from the standard plastics provided by Bank in the Card Programs; and (iii) any Western Union Money Transfer fees for contingency funding associated with implementing Bank’s disaster recovery plan in connection with the iPower Plus Line of Credit Program, to the extent the interruption is caused by Company.

Section 6.3 Costs of Program Inventory. Prior to each Tax Season, the Parties shall cooperate in good faith to determine the volume of Program Inventory necessary to ensure that Operators remain in sufficient supply of such inventory during each Tax Season. If Company in good faith determines that the volume of Program Inventory necessary for the upcoming Tax Season is greater than the volume Bank has determined in good faith to be necessary for the upcoming Tax Season, Bank shall supply Company with the volume of Program Inventory requested by Company Notwithstanding anything to the contrary in this Section 6.3, Company shall promptly reimburse Bank for any unused Program Inventory exceeding twenty-five percent (25%) of the difference between the volume actually requested by Company and the volume Bank determined was necessary for such Tax Season.

ARTICLE VII - LIMITATION OF LIABILITY

Section 7.1 No Special Damages.

Neither Party shall be liable to the other for any special, indirect, incidental, consequential, punitive or exemplary damages, even if such Party has knowledge of the possibility of such damages. The limitation of liability provided under this Section 7.1 shall not apply with respect to either Party’s violations of the confidentiality provisions of Article IX and indemnity obligations under Section 13.1.

Section 7.2 Disclaimers of Warranties.

Except as expressly set forth in this Agreement, each Party specifically disclaims all warranties of any kind, express or implied, arising out of or related to this Agreement, including without limitation, any warranty of marketability or fitness for a particular purpose, each of which is hereby excluded by agreement of the Parties.

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ARTICLE VIII - TERM AND TERMINATION

Section 8.1 Term.

The term of this Agreement shall start on the Effective Date, and shall continue from the Effective Date through October 31, 2011 (“Term”).

Section 8.2 Termination of Agreement for Cause.

This Agreement may be terminated upon the occurrence of any of the following events:

(a) By mutual written agreement of the Parties within a mutually agreeable time period.

(b) By either Party if the other Party fails to materially perform that Party’s obligations hereunder, but only if the non-performing Party fails to cure such breach within 30 days (5 days during Tax Season) after the non-performing Party receives written notice specifying the failure. If the failure involves a failure to pay, the right to terminate will accrue if the failure is not remedied within 10 days after the non-performing Party receives written notice hereunder.

(c) If there is a change in Applicable Law or an order from a Regulatory Authority that prohibits or materially impairs a Party’s ability to perform its obligations under this Agreement (“Adverse Change”), the Parties will meet within 14 days of the affected Party’s written request to consider changes to this Agreement and/or administration of the Program(s) to address such Adverse Change. If the Parties are unable to agree to such changes within 30 days of the date of the original notice, then the affected Party may terminate this Agreement by providing written notice to the other Party.

(d) [*]

Section 8.3 Termination of Program for Cause.

A Program may be terminated upon the occurrence of any of the following events:

(a) By mutual written agreement of the Parties within a mutually agreeable time period.

(b) By either Party if the other Party fails to materially perform that Party’s obligations hereunder, but only if the non-performing Party fails to cure such breach within 30 days (5 days during Tax Season) after the non-performing Party receives written notice specifying the failure. If the failure involves a failure to pay, the right to terminate will accrue if the failure is not remedied within 10 days after the non-performing Party receives written notice hereunder.

(c) If there is a change in Applicable Law or an order from a Regulatory Authority that prohibits or materially impairs a Party’s ability to sell, collect funds, operate or provide a Program as contemplated by this Agreement, the Parties will meet within 14 days of the affected Party’s written request to consider changes to the administration of the Program to address such Adverse Change. If the Parties are unable to agree to such changes within 30 days of the date of the original notice, then the affected Party may terminate the Program by providing written notice to the other Party.

(d) Immediately by either Party upon delivery to the non-terminating Party of a termination notice if a Regulatory Authority orders Bank to cease providing a Program.

(e) Immediately by either Party if the Parties are unable to develop mutually acceptable changes to Program Documentation pursuant to Section 3.2(b)(ii).

(f) With respect to the iAdvance Credit Program, by Company in the event Company can demonstrate that any modifications proposed by Bank with respect to such Program would violate Applicable Law, reflect poorly on the goodwill of the Company or would be materially harmful to the interests of the Company or its Customers.

(g) [*]

(h) [*]

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Section 8.4 Effect of Termination.

In the event the Card Programs are terminated, the Credit Programs shall automatically terminate. Upon the termination or expiration of this Agreement or a Program for any reason, the Parties agree to cooperate in good faith to perform the following: (i) Company shall immediately cease, and use commercially reasonably efforts to ensure that its Operators cease, all Card and/or Credit Product sales, to the extent applicable; (ii) pursuant to the terms of this Agreement, Bank shall continue to provide Processing Services, and to pay [*], with respect to all Cards and Credit Products processed as of the date of termination until all Cards issued hereunder shall have expired or been cancelled in accordance with their terms or the Cardholder Funds associated therewith have been exhausted; and (iii) cooperate in order to ensure a smooth and orderly termination of their relationship, an orderly wind-down of the administration of the Programs and to preserve the goodwill of Cardholders. Upon such termination or expiration, all rights and licenses granted by either Party to the other Party shall immediately revert and be fully vested in the granting Party, as applicable. In such event, each Party shall cease using the other Party’s Intellectual Property; provided, however, that all outstanding Cards shall remain in full force and effect and continue to be honored until they have expired or been cancelled in accordance with their terms or the Cardholder Funds associated therewith shall have been exhausted. Subject to the foregoing, each Party shall dispose of materials containing the other Party’s name and Intellectual Property within 60 Business Days following the effective date of such termination or expiration at its expense. Each Party shall certify such destruction on a form to be provided by the other Party.

Section 8.5 Survival.

In addition to any payment obligations arising prior to the termination or expiration of this Agreement, the following provisions shall survive and continue in accordance with their terms: Article V, Article VII, Article VIII, Article IX, Article XI, Article XII and Article XIII.

ARTICLE IX - CONFIDENTIALITY

Section 9.1 Confidential Information.

The term “Confidential Information” means this Agreement and all proprietary information, data, trade secrets, business information and other information of any kind whatsoever which (i) a Party (“Discloser”) discloses, in writing, orally or visually, to the other Party (“Recipient”) or to which Recipient or its employees or agents obtain access to in connection with the negotiation and performance of this Agreement, and which (ii) relates to (A) the Discloser and its employees, customers and/or associates, or (B) Applicants and Cardholders who have made confidential or proprietary information available to Company or Bank, or either Party’s employees or agents. The definition of Confidential Information shall include Customer Information as defined in Section 9.3. Confidential Information does not include any information which a Party rightfully has in its possession, information which a Party independently develops without violating the terms herein, information which is or becomes known to the public other than by breach of this Section, and information rightfully received by a Party from any Person without the obligation of confidentiality.

Section 9.2 Protection of Confidential Information.

Recipient shall not disclose any Confidential Information to any Person without the prior written consent of Discloser and Recipient shall safeguard all Confidential Information with at least the same degree of care to avoid disclosure as Recipient uses to protect its own proprietary and confidential information, which, in any event, shall be no less than reasonable care. Recipient shall not utilize any Confidential Information for any purpose whatsoever other than for the purpose of performing its obligations under this Agreement. Recipient shall disclose the Confidential Information only to those of its employees and agents who need-to-know the same for the purpose of performing this Agreement and shall advise such employees and agents of the restrictions set forth with respect to the use of such Confidential Information. Recipient shall be responsible and liable for the unauthorized disclosure of any Confidential Information by its employees and agents. Unless otherwise prohibited by law, Recipient shall (i) promptly notify Discloser of any legal order, or any request for a legal order, to disclose Confidential Information and (ii) cooperate with Discloser’s efforts to prevent or limit such disclosure.

Section 9.3 Compliance with the Gramm-Leach-Bliley Act.

(a) The purpose of this section is to ensure that this Agreement conforms to the applicable provisions of the Gramm-Leach-Bliley Act (the “Act”). Company acknowledges and agrees that “Non Public Personal Information” and “Personally Identifiable Financial Information” (as defined in Sections 573.3(n) and (o) respectively of the Office of Thrift Supervision Regulations on Privacy of Consumer Information published at 12 CFR Chapter V) about Bank’s customers and Cardholders shall be considered as confidential

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and proprietary information of Bank, and shall not be disclosed to or shared with any Person without prior written consent of Bank. Non Public Personal Information and Personally Identifiable Financial Information are sometimes collectively called “Customer Information”. Company agrees to implement and maintain appropriate measures designed to meet the objectives of the guidelines establishing standards for safeguarding of Customer Information as adopted from time to time by the Office of Thrift Supervision. Except as provided in, and subject to the limitations stated herein, neither Party will compile, sell or otherwise distribute any lists of Bank’s customers/Cardholders for use by any third parties. Each Party will instruct its employees, agents and contractors (including the Card Processor, Credit Processor(s), Operators and Providers) as to the confidentiality of the Customer Information and will not disclose any such Customer Information to any Person. Each Party also agrees that any internal dissemination of Customer Information and any dissemination to agents and contractors shall be restricted to “a need to know basis” for the purpose of performance hereunder. Each Party shall protect all Customer Information from disclosure with no less than the same degree of care afforded by such Party to protect its own Confidential Information. The foregoing restrictions on disclosure of Customer Information shall apply for so long as is required under Applicable Law.

(b) Each Party warrants, agrees and represents to the other that it (and/or its processor) if applicable, will implement a security program including measures designed to be in compliance with Payment Card Industry (“PCI”) Standards and the Interagency Guidelines Establishing Standards for Safeguarding Customer Information (collectively, the “Guidelines”). Each Party warrants and agrees compliance with the Guidelines will be complete, and will provide the other Party with a certificate of compliance within 120 days of the execution date of this Agreement. Each Party has the right to make reasonable requests to inspect, during normal business hours and upon 30 days advance written notice, the other Party’s program, associated audit reports, summaries of test results or equivalent measures taken by such other Party or its agents to ensure that its security measures meet the objectives of the Guidelines in accordance with the Rules and this Agreement.

(c) In carrying out the above-described obligations to secure and protect their respective Customer Information, each Party agrees that it will protect the other Party’s Customer Information and will require any of its service providers or subcontractors to protect and safeguard the other Party’s Customer Information to the same degree required of such Party for its own Customer Information.

(d) Company agrees that in the event there is a breach of security resulting in unauthorized disclosure of Bank’s Confidential Information, Company will promptly notify Bank of such breach, the nature of such breach, and the corrective action taken to respond to the breach.

ARTICLE X - NON-SOLICITATION.

Section 10.1 Bank’s Non-Solicitation.

Bank agrees that during the Term, Bank will not knowingly, without Company’s prior written approval, directly solicit or attempt to solicit any Cardholders, Customers, or Employees for any product or service provided by Bank (“Bank Products”) except as provided herein. Following the Term, Bank will not use information gained solely from Company to market Bank Products to Cardholders, Customers, or Employees; provided, however, that Bank may continue to contact Cardholders, Customers, and Employees and other Persons to market the Programs. Bank may not market to a Customer or Employee who applied, but did not receive, a Card or Credit Product from the Bank. Bank shall never offer to a Cardholder, Customers, or Employees any other tax preparation service.

Section 10.2 [*]

ARTICLE XI - PROPRIETARY RIGHTS AND TRADEMARKS.

Section 11.1 Access to Marks.

During the Term, each Party hereby grants to the other Party a nonexclusive, nontransferable, non-sublicensable, royalty-free right to include the Marks designated by the granting Party in any approved advertising, promotional literature, documentation and other Marketing Materials related to the Programs and marketing efforts under this Agreement. A Party’s use of the other Party’s Marks in any such advertisement, promotional literature, documentation and other Marketing Materials will be subject to the granting Party’s prior review and approval, such approval not to be unreasonably withheld or delayed.

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Section 11.2 Restrictions.

Company and Bank each own all right, title and interest in and to their respective Marks, along with all related intellectual property rights and associated goodwill. A Party will comply with the guidelines and procedures established by the other Party with respect to its use of such Party’s Marks and will otherwise cooperate and agree upon the details of such identification. A Party will not modify or alter the other Party’s Marks and will include an appropriate trademark notice (e.g., ™ or ®, as the case may be) with each use of any of such Marks. Neither Party will adopt brands, logos, trademarks, trade name or other marks which are the same as or confusingly similar to the Marks of the other Party. In no event and under no circumstances shall a Party use the other Party’s Marks in any manner that is derogatory, negative, likely to confuse any Person as to source of goods or services, or otherwise injurious to the other Party, as determined by the other Party in its sole discretion. Upon expiration or earlier termination of this Agreement, each Party will immediately cease all display, advertising and use of all Marks of the other Party.

Section 11.3 Reservation of Rights.

No right, title or interest in, to or under any existing copyright, patent, trademark or, trade secret (collectively, the “Existing Proprietary Rights”) of any Party are created or assigned or otherwise transferred to the other Party pursuant to this Agreement. Nothing in this Agreement constitutes a work for hire agreement, and nothing in this Agreement constitutes an agreement by a Party to assign or otherwise convey title to any Existing Proprietary Rights to the other Party. Each Party will retain full ownership of and title to all equipment, materials, hardware and other items provided by such Party in connection with the Programs.

Section 11.4 Press Releases and Public Statements.

Neither Party shall issue any press release (or make any other public announcement or respond to any interview request) related to this Agreement, the Programs, or the transactions contemplated hereby without the prior written approval of the other Party hereto, except as may be necessary to comply with Applicable Law, including, without limitation, applicable securities laws, rules and regulations. The foregoing restriction shall not prevent either party from responding to any interview request or public inquiry if (a) the information being disclosing in such communication is already in public domain or agreed-upon by the Parties in advance as talking points and (b) either (i) the nature and timing of the interview request or public inquiry does not reasonably allow for prior input and approval from the other Party, or (ii) the information being disclosed in such communication is in response to a request during the course of an earnings call or other public disclosure required under applicable securities laws, rules and regulations. If any such disclosure is so required, the Party making the disclosure shall, to the extent practicable, consult with the other Party prior to making the disclosure, and the Parties shall use all reasonable efforts to agree upon a text for such disclosure that is satisfactory to both Parties. The Parties shall coordinate any and all public external communications, including any press releases related to this Agreement.

Section 11.5 Regulatory Examination and Financial Information.

Each Party agrees to submit to any examination which may be required by any Regulatory Authority with audit and examination authority over the other Party, to the fullest extent required by such Regulatory Authority. Each Party shall also provide to the other Party any information which may be required by any Regulatory Authority in connection with its audit or review of either Party or any of the Programs and shall reasonably cooperate with such Regulatory Authority in connection with any audit or review of a Party.

ARTICLE XII - RECORDS AND AUDIT RIGHTS

Section 12.1 Maintenance of Records.

Each Party shall maintain all records relating to the performance of its obligations under this Agreement as required by Applicable Law, and in any event, for a period of 5 years from the date such record is generated.

Section 12.2 Review of Records.

Throughout the Term and for 2 years thereafter, each Party shall have the right, upon 5 Business Days’ prior written notice to the other Party, to review the other Party’s books and records and to inspect the physical operations pertaining to the other Party’s participation in the Programs, including without limitation each Party’s compliance with Section 4.6 and Section 8.4. Such reviews shall be conducted no more frequently than once per calendar year, and the Party conducting the same shall use reasonable care not to

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interfere with the other Party’s normal business operations. Any such review shall be made during regular business hours where such books and records or physical operations are maintained, and shall be conducted without disruption on the Party’s behalf by an independent auditor or other Person reasonably satisfactory to the other Party. Neither Party’s acceptance of any information, nor its inspection or audit of records, however, shall waive its right later to dispute the accuracy or completeness of any information supplied by the Party being audited. In the event any such audit establishes an underpayment of commission by Bank to Company, Bank shall pay the amount of any undisputed deficit within 20 Business Days of notification of such deficiency. Any audit shall be conducted at the auditing Party’s sole expense, provided, however, that if an audit establishes an underpayment of commission by Bank to Company greater than 5% of the total commission then due and payable to Company, Bank shall pay for the costs and expenses of such audit. Bank reserves the right to review Company’s audit results, and in the event such audit establishes an overpayment, then Company shall pay Bank any undisputed amount of the overpayment within 20 Business Days of notification of such overpayment. If the Parties cannot promptly resolve the dispute through good-faith discussions, the Parties shall diligently proceed to resolve such dispute in accordance with the terms of Section 13.5 of the Agreement.

Section 12.3 Reports.

Within thirty (30) days after the end of each calendar quarter during the Term, Bank shall furnish to Company one or more written reports detailing Cardholder use in that calendar quarter. The reports shall, in totality, or as mutually agreed by the Parties, specify (i) with respect to each Cardholder, (A) an identification number unique to each Cardholder; (B) the Credit Product(s) purchased by such Cardholder; (C) the number of Loads on each Card; and (D) the commission payable to Company as a result of such purchases; (ii) the number of active Cards with positive balances; (iii) the number of active Cards with zero balances; (iv) the total amount of commissions payable to Company in respect of that calendar quarter; and (v) such other information as mutually agreed upon from time to time by the Parties.

ARTICLE XIII - GENERAL PROVISIONS

Section 13.1 Indemnification.

(a) Each Party (an “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party, its parent, subsidiaries and affiliates, and their respective officers, directors, employees and permitted assigns, as such (each, an “Indemnified Party”), against any direct or indirect losses or expenses, including without limitation court costs, discovery costs, expert witness and attorneys fees, judgments, settlement payments, assessments, fines and penalties (collectively, “Losses”) arising from any breach of a representation or warranty or any failure to fulfill a covenant of this Agreement by the Indemnifying Party, where such Loss is sustained directly by the Indemnified Party, and/or any Losses arising from any Third Party Claim. As used herein, the term “Third Party Claim” means any legal action, claim, demand, investigation, audit, inquiry, or enforcement, assessment, arbitration or other proceeding brought or threatened against any Indemnified Party by any Person who is not an Indemnified Party or by any Regulatory Authority as a result of the following: (i) any breach of a representation or warranty or any failure to fulfill a covenant of this Agreement by either Party, in which case the such Third Party Claim shall be indemnified by that Party; (ii) any alleged violation of law in connection with Company’s tax planning or budget planning services (i.e., the Jackson Hewitt Money Manager), or Company’s sweepstake promotions, in which case such Third Party Claim shall be indemnified by Company and shall not be subject to indemnification by Bank; (iii) any alleged violation of law with respect to Credit Products, in which case such Third Party claim shall be indemnified by Bank; and (iv) any alleged actions or omissions by either Party or its agents to the extent not addressed in Section 13.1(a)(i)-(iii) above, in which case such Third Party Claim shall be indemnified by that Party. Notwithstanding the foregoing, but subject to Section 13.1(a)(ii), neither Company nor Bank shall have liability as an Indemnifying Party hereunder if it is determined by an arbitration panel or a court of competent jurisdiction entering a final non-appealable order, or otherwise making a final non-appealable written finding, that any Loss that otherwise would be indemnifiable hereunder was proximately caused in substantial part by the failure of an Indemnified Party to perform its obligations under this Agreement.

(b) Bank agrees to indemnify and hold harmless the Company, its parent, subsidiaries and affiliates, and their respective officers, directors, employees and permitted assigns, against any Losses arising from a Third Party Claim that the Intellectual Property used by Bank to provide the iAdvance Credit Product Program described in Exhibit A-3 (“iAdvance IP Third Party Claims”) infringes or violates a Person’s interest in such property.

(c) Company agrees to indemnify and hold harmless Bank, its subsidiaries and affiliates, and their respective officers, directors, employees and permitted assigns, against any Losses arising from a Third Party Claim that the Marks used by Company to market the iPower Plus Line of Credit Program described in Exhibit A-4 (“iPower Plus IP Third Party Claims”) infringe or violate a Person’s interest in such property.

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(d) [*]

(e) If any Claim is asserted against any Indemnified Party by any Person in respect of which the Indemnified Party may be entitled to indemnification under this Section 13.1, written notice of such Claim shall promptly be given to the Indemnifying Party within 60 days of knowledge of the claim or demand. The Indemnifying Party shall have the right to assume control (subject to the right of the Indemnified Party to Participate at the Indemnified Party’s expense and with its counsel) of the defense or settlement of the matter. The failure of a Party to notify the other Party of such claim or demand within 60 days from the date of its receipt shall result in waiver of any rights the Indemnified Party may otherwise have only if the failure of a Party to so notify the other Party prejudices the other Party with respect to such claim or demand. Notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not consent to the entry of a judgment or enter into a settlement which (i) does not include an unconditional release of the Indemnified Party by the claimant for all liabilities with respect to the claim or demand, or (ii) otherwise adversely affects the rights of the Indemnified Party, without the Indemnified Party’s consent, which shall not be unreasonably withheld.

Section 13.2 Relationship of Parties

Bank and Company agree they are independent contractors to each other in performing their respective obligations hereunder. Nothing in this Agreement or in the working relationship being established and developed hereunder shall be deemed, nor shall it cause, Bank and Company to be treated as partners, joint ventures, or otherwise as joint associates for profit.

Section 13.3 Governing Law

The Parties acknowledge that Bank, as a federally charted savings association, is regulated by the Office of Thrift Supervision, and is therefore subject to federal law, and entitled to preemption from state laws to the fullest extent permitted by Applicable Law. In any matters not so preempted (if any), this Agreement shall be governed by laws of: (i) the State of New York, exclusive of its conflicts of law provisions, with respect to Bank’s claims against Company; and (ii) the State of South Dakota, exclusive of its conflicts of law provisions, with respect to Company’s claims against Bank.

Section 13.4 Entire Agreement; Amendments

This Agreement (including the exhibits and attachments hereto) constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, and arrangements, oral or written, between the Parties with respect to the subject matter hereof, including without limitation the Original Agreement. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.

Section 13.5 Disputes

(a) Duty to Notify. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement (“Dispute”), the Party raising such Dispute shall notify the other promptly and no later than 60 days from the date of its discovery of the Dispute. In the case of a Dispute relating to account or transaction statements or similar matter, the failure of a Party to notify the other Party of such Dispute within 60 days from the date of its receipt shall result in such matter being deemed undisputed and accepted by the Party attempting to raise such Dispute.

(b) Cooperation to Resolve Disputes. The Parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the Dispute.

(c) Arbitration. Any Dispute which cannot otherwise be resolved as provided in Section 13.5(b) shall be resolved by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (AAA), and judgment upon the award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof. The arbitration tribunal shall consist of a single arbitrator mutually agreed upon by the Parties or designated by the AAA. The place of arbitration shall be New York, New York, for any claims by Bank, and Sioux Falls, South Dakota, for any claims by Company, unless otherwise agreed. The arbitral award shall be final and binding. The Parties waive any right to appeal the arbitral award. Each Party may seek judicial assistance: (i) to compel arbitration, (ii) to obtain interim measures of protection prior to or pending arbitration, (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, and (iv) to enforce any decision of the arbitrator, including the final award.

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(d) Confidentiality. The arbitration proceedings shall be as confidential and private as permitted by Applicable Law. The Parties shall not disclose the existence, content or results of any proceedings, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding.

Section 13.6 Force Majeure

In the event either Party is unable to perform its obligations hereunder due to a Force Majeure Event such Party will so notify the other Party promptly and shall be relieved of any liability hereunder flowing from such inability to perform, until such time that the Force Majeure Event has ended. A “Force Majeure Event” means acts of God, fire, power outages, widespread communications network failures, governmental or regulatory changes, acts of war, terrorism. No Party shall be held responsible for delays in implementation or performance caused solely by the other Party hereto. Any such delay, which occurs during the Term, shall result, at the option of and upon timely notice by the non-delaying Party, in an extension of all prospective implementation schedule deadlines equal to the period of delay caused solely by such delaying Party.

Section 13.7 Drafting Presumption

Both Parties agree that they participated in the drafting of this Agreement, and in the event that any dispute arises in the interpretation or construction of this Agreement, no presumption shall arise that either one Party or the other drafted this Agreement.

Section 13.8 Notices

Notices shall be effective hereunder when and only when they are reduced to writing and delivered, by next day delivery service, with proof of delivery, or mailed by certified or registered mail, return receipt requested, to the appropriate party at its address stated below or to such Party and at such address as may be designated by notice hereunder. Notices shall be deemed given on the date delivered or date of attempted delivery, if service is refused.

Bank:	Company:
MetaBank d/b/a Meta Payment Systems	Jackson Hewitt Inc.
5501 S. Broadband Lane	3 Sylvan Way, Box 264
Sioux Falls, South Dakota 57108	Parsippany, New Jersey 07054
Attn: General Counsel	Attn: Financial Products Department

With a copy to:	With a copy to:

MetaBank d/b/a Meta Payment Systems	Jackson Hewitt Inc.
5501 S. Broadband Lane	3 Sylvan Way, Box 264
Sioux Falls, SD 57108	Parsippany, New Jersey 07054
Attn: Senior VP, Credit	Attn: Legal Department

Section 13.9 Severability

To the fullest extent possible each provision of this Agreement shall be interpreted in such fashion as to be effective and valid under Applicable Law. If any provision of this Agreement is declared void or unenforceable for particular facts or circumstances, such provision shall remain in full force and effect for all other facts or circumstances. If any provision of this Agreement is declared entirely void or unenforceable, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

Section 13.10 Counterparts.

This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 13.11 No Waiver

No failure or delay by either Party in requiring strict compliance with any obligation or provision of this Agreement (or in the exercise of any right or remedy provided herein) and no custom or practice at variance with the requirements hereof shall constitute a waiver or modification of any such obligation, requirement, right or remedy or preclude exercise of any such right or remedy or the right to

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require strict compliance with any obligation set forth herein. No waiver of any particular default or any right or remedy with respect to such default shall preclude, affect or impair enforcement of any right or remedy provided herein with respect to any subsequent default. No approval or consent of either Party to a matter requiring such approval or consent shall be effective unless in writing and signed by an authorized representative of the party approving or consenting. Consent or approval may also be withheld for so long as the other Party is in default of any of its obligations under this Agreement.

IN WITNESS WHEREOF, this Agreement is executed by the Parties’ authorized officer or representative as of the date set forth above.

COMPANY		MetaBank, d/b/a Meta Payment Systems

By:	/s/ Daniel P. O’Brien	By:	/s/ Trent J. Sorbe
Name:	Daniel P. O’Brien	Name:	Trent J. Sorbe
Title:	CFO	Title:	Senior Vice President/Credit

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Exhibit A

[*]

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Exhibit A-1

iPower Card for Disbursements Program

This Exhibit A-1 is attached to, and is part of, a Second Amended and Restated Marketing Agreement between Jackson Hewitt Inc. (“Company”) and MetaBank d/b/a Meta Payment Systems (“Bank”) dated, 2009 (the “Agreement”).

1. iPower Card for Disbursements Program Description.

(a) [*]

(b) [*]

(c) Expiration. Each iPower Card for Disbursements shall carry an expiration date on its face of December 31 immediately following the issuance date or on such other date as the Parties may mutually agree. Cardholder’s access to his or her Cardholder Funds will cease on the expiration date and any remaining funds shall be disbursed as provided in the Cardholder Agreement.

(d) Pricing. Attachment 1 to Exhibit A-1 sets forth the complete list of the Cardholder fees that a Cardholder may be charged in connection with such Cardholder’s receipt and use of an iPower Card for Disbursements. Cardholder fees for the iPower Card for Disbursements are subject to change by Bank with the prior written approval of Company. Cardholder fees that are charged to a Cardholder and assessed after a Cardholder has activated an iPower Card for Disbursements shall be deducted by Bank from such Cardholder’s Cardholder Funds and remitted as appropriate.

2. iPower Card for Disbursements Program Terms and Conditions. Upon 15 Business Days’ prior written notice to Company, Bank may propose any adjustments or additions to the iPower Card for Disbursements Program; provided, however, that any such modifications are subject to Company’s prior written approval, which approval shall not be unreasonably withheld. Any such changes shall be documented in a revised Exhibit A-1, which shall be attached to this Agreement in lieu of the previous Exhibit A-1. Bank may revise the Cardholder Agreement from time to time pursuant to Section 3.2 of the Agreement.

3. Miscellaneous.

(a) Design. Bank shall produce, at its expense, all Cards based upon the design mutually approved by Bank and Company. Company shall design the front of the Cards, which may include Company Intellectual Property. Bank shall provide the design for the back of the Cards, including appropriate Bank-related Marks as to the issuer of the Cards, appropriate ATM logos, and customer service phone numbers and website addresses. Bank shall furnish all disclosures required by Applicable Law to appear on the Cards. Company shall have the right at any time to modify the design of the Cards (including to change the branding thereof) upon reasonable notice to and approval of Bank (such approval shall not be unreasonably withheld or delayed), and Bank shall produce new Cards to reflect such modifications; provided, however, if Company requests a card design change, Company will reimburse Bank for the cost of any unused Card inventory. Moreover, if the Card modifications requested by Company require a material increase in the cost of the Cards, Company shall reimburse Bank for the cost difference related to the requested modification; provided, however, that Bank shall submit an invoice to Company for any such costs and shall provide documentation evidencing such costs upon Company’s request. The form, design and content of the Cards shall be subject to any required approval or design standards of Bank and the Systems.

(b) Defective Manufacture. Bank shall produce the Cards, including encoding and embossing, in conformity with System Rules. If any Cards are defective, Bank shall promptly replace such Cards at its own expense.

(c) Card Functionality. Bank will be the issuer of all Cards. All Cards may be used to pay for purchases, cash withdrawals, and any other expenses that are allowed by Applicable Law, subject to the Cardholder Agreement. After issuance, each Card shall have the ability to accept Loads and, when available and subject to Bank’s approval of an application, Credit Disbursements. All Cardholder Funds shall be Federal Deposit Insurance Corporation insured.

(d) Cardholder Agreement. All aspects of the relationship between Bank and Cardholders shall be governed by the terms of the Cardholder Agreement.

(e) Cardholder Access to Cardholder Funds. Bank shall take commercially reasonable efforts to ensure that each Cardholder shall at all times have the ability to access his or her Cardholder Funds through (i) PIN-based POS terminals

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that accept the selected System’s Cards, (ii) ATMs owned or operated by Bank, (iii) any third party vendor networks retained by Bank to provide surcharge-free ATM access without any transaction fees or costs charged by Bank unless authorized by Company, and (iv) System merchants, as described in the Cardholder Agreement.

4. Omnibus Account.

(a) Funding. With respect to each Customer to whom a Card was issued to receive the proceeds of Tax Related Financial Products, Bank shall notify Company and the Providers of the Omnibus Account into which Providers will deposit funds. Company shall use commercially reasonable efforts to encourage Providers to make such deposits via wire. Company shall use commercially reasonable efforts to ensure Providers provide additional reconciliation support to Bank, as reasonably required, to enable Bank to settle on a daily basis. All discrepancies in any amount so settled shall be resolved and corrected within 3 Business Days.

(b) Funds Transfer Information. Bank shall, at its own cost and expense, provide Company and/or a Provider with an automated means to transmit Funds Transfer Information to Bank. Provider shall bear all costs related to transmitting funds via wire transfer or ACH credit and Bank shall bear all costs related to its receipt of such funds.

(c) Company’s Liability. If Company delivers to Bank incorrect Funds Transfer Information such that the funds credited to the Omnibus Account on behalf of a Cardholder by Bank does not match the amount authorized for disbursement on the Cardholder’s behalf by Provider, then Company shall be liable for any excess amount, if any, which was incorrectly identified as Cardholder Funds.

5. Definitions. Capitalized terms not defined in this Exhibit A-1 have the meanings set forth for such terms in the Agreement.

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Attachment 1 to Exhibit A-1

iPower Card for Disbursements Program Fee Schedule

DESCRIPTION	Pre May 1st	Post May 1st & Web Enrolled Cards	Employee Card	HSBC
Enrollment Fees
Activation Fee	0	0	0	0
Maintenance Fees
Monthly Fee	0	$4.95	0	$3.95
Dormancy Fee	0	0	0	0
Closure Fees
Cancellation Fee	$10,00	$10,00	0	0
Load Fees
Convenience Fee (Direct Deposit)	0	0	0	0
Convenience Fee (Retail Location)	0	0	0	0
Convenience Fee (MoneyGram)	0	0	0	0
Convenience Fee (Western Union)	0	0	0	0
Convenience Fee (PayXone)	0	0	0	0
Convenience Fee (PayPal)	0	0	0	0
Convenience Fee (Visa ReadyLink)	$0.99	$0.99	$0.99	$0.99
Signature Transaction Fees
Signature Transaction Fee (Domestic)	0	0	0	0
Signature Transaction Fee (Int’l)	0	0	0	0
Signature Transaction Decline Fee (Domestic)	0	0	0	0
Signature Transaction Decline Fee (Int’l)	0	0	0	0
PIN Transaction Fees
PIN Transaction Fee (Domestic)	$0.50	$0.25	0	$0.25
PIN Transaction Fee (Int’l)	$0.50	$0.25	0	$0.25
PIN Transaction Decline Fee (Domestic)	0	0	0	$0.25
PIN Transaction Decline Fee (Int’l)	0	0	0	$0.25
ATM Transaction Fees
ATM Withdrawal Fee (Domestic)	$2.50	$1.50 (2 free per month)	$1.00 (2 free per month	$1.50 (2 free per month)
ATM Withdrawal Fee (Int’l)	$4.00	$2.95	$1.00	$2.95
ATM Balance Inquiry Fee (Domestic)	$0.50	$0.50	$0.25	$0.25
ATM Balance Inquiry Fee (Int’l)	$1.50	$1.50	$0.25	$1.50
ATM Decline Fee (Domestic)	$0.50	0	$0.25	$0.25
ATM Decline Fee (Int’l)	$1.50	0	$0.25	$0.50
Cash Advance Transaction Fees
Over-the-Counter Withdrawal Fee (Domestic)	1.50%	$4.95	$4.95	$4.95
Over-the-Counter Withdrawal Fee (Int’l)	1.50%	$4.95	$4.95	$4.95
Other Transaction Fees
Send Cash Fee (Card to Bank Account)	$2.50 (250 max)	$0.99	$0.99	$0.99
Send Cash Fee (Bank to Card)	0	0	0	0

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DESCRIPTION	Pre May 1st	Post May 1st & Web Enrolled Cards	Employee Card	HSBC
Send Cash Fee (Customer Initiated ACH)	N/A	N/A	N/A	N/A
Phone Service Fees
Automated Voice Response Fee (Per Call)	$2.50 (5 free combined w/Live Agent)	0	0	0
Live Agent Service Fee (Per Call)	$2.50 (5 free combined w/IVR)	$2.00 (2 free per month)	$1.50 (2 free per month)	$2.00 (2 free per month)
Statement Fees
Paper Statement Fee (Mail)	$0.95	$0.95	$2.95	$2.95
Shipping Fees
Replacement Card Fee	$4.95	$4.95	$4.95	$4.95
Express Shipping Fee	$55	$55	$55	$55
Bill Pay Fees
Bill Pay Fee (Electronic)	$2.50 (250 max)	$0.45	$0.45	$0.45
Bill Pay Fee (Paper Check)	$2.50 (250 max)	$0.99	$0.99	$0.99
Bill Pay Fee (Check Cancellation)	$9.95	$9.95	$9.95	$9.95
Misc Fees
Foreign Exchange Mark Up	3%	3%	3%	3%

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Exhibit A-2

iPower Card with iAdvance Program

This Exhibit A-2 is attached to, and is part of, a Second Amended and Restated Marketing Agreement between Jackson Hewitt Inc. (“Company”) and MetaBank d/b/a Meta Payment Systems (“Bank”) dated, 2009 (the “Agreement”).

1. iPower Cards with iAdvance Program Description.

(a) Conversion of Non-Personalized Cards. If the Cardholder of a non-personalized Card loads value to his/her Card from a source other than proceeds of a Tax Related Financial Product or a Tax Refund, such action shall be deemed to be a request for a personalized Card pursuant to Paragraph (b) below, which Card shall be referred to as an “iPower Card with iAdvance”. Upon conversion of a non-personalized Card to a personalized Card, the personalized Card may become eligible for enrollment in the iAdvance Credit Product Program (as described in Exhibit A-3), subject to certain eligibility requirements outlined in Exhibit A-3. Each iPower Card with iAdvance is a Card, as that term is defined in this Agreement.

(b) Request for Personalized Cards. Any Cardholder who initially received a non-personalized Card, including, without limitation, any Customer, may, at any time, directly request from Bank that Bank issue such Cardholder a personalized Card. Bank shall deliver such personalized Card to such Cardholder via first class mail not later than 10 Business Days after receipt of the request. Any Applicant who did not initially receive a non-personalized Card pursuant to Paragraph 3(a) of this Exhibit A-1 shall apply for an iPower Card with iAdvance directly from Bank. Upon Bank’s approval of the application, Bank shall issue an iPower Card with iAdvance with the Applicant’s name, expiration date and unique account number embossed on the Card and establish a Cardholder’s Card account for such Cardholder that is ready for immediate use. Bank shall deliver the iPower Card with iAdvance and a Card Packet to such Cardholder via first class mail within 10 Business Days after approval of the Card application.

(c) Expiration. Each iPower Card with iAdvance shall carry an expiration date on its face of the month and year 36 months after the issuance of the Card. Cardholder’s access to his or her Cardholder Funds will cease on the expiration date and any remaining funds shall be disbursed as provided in the Cardholder Agreement.

(d) Pricing for iPower Cards with iAdvance Program. Attachment 1 to Exhibit A-2 sets forth the complete list of the Cardholder fees that a Cardholder may be charged in connection with such Cardholder’s receipt and use of an iPower Card with iAdvance after May 1 of the Tax Season in which such Cardholder received his or her iPower Card. Attachment 1 to Exhibit A-1 sets forth the complete list of Cardholder fees that a Cardholder may be charged in connection with such Cardholder’s receipt and use of an iPower Card with iAdvance issued prior to May 1 following the Tax Season in which such Cardholder received his or her iPower Card. Cardholder fees for the iPower Cards with iAdvance are subject to change by Bank with the prior written approval of Company. Cardholder fees that are charged to a Cardholder and assessed after a Cardholder has activated an iPower Card with iAdvance shall be deducted by Bank from such Cardholder’s Cardholder Funds and remitted as appropriate.

2. Other Terms; Miscellaneous. Paragraphs 2, 3, 4 and 5 of Exhibit A-1 shall also apply to the iPower Card with iAdvance Program provided, however, that whenever the term “iPower Card for Disbursements” is used, such word shall be replaced with “iPower Card with iAdvance”.

Attachment 1 to Exhibit A-2

iPower Card with iAdvance Program Fee Schedule

DESCRIPTION	Fee
Enrollment Fees
Activation Fee	0
Maintenance Fees
Monthly Fee	$4.95
Dormancy Fee	0
Closure Fees
Cancellation Fee	$10.00
Load Fees
Convenience Fee (Direct Deposit)	0
Convenience Fee (Retail Location)	0
Convenience Fee (MoneyGram)	0
Convenience Fee (Western Union)	0
Convenience Fee (PayXone)	0
Convenience Fee (PayPal)	0
Convenience Fee (Visa ReadyLink)	$0.99
Signature Transaction Fees
Signature Transaction Fee (Domestic)	0
Signature Transaction Fee (Int’l)	0
Signature Transaction Decline Fee (Domestic)	0
Signature Transaction Decline Fee (Int’l)	0
PIN Transaction Fees
PIN Transaction Fee (Domestic)	$0.25
PIN Transaction Fee (Int’l)	$0.25
PIN Transaction Decline Fee (Domestic)	0
PIN Transaction Decline Fee (Int’l)	0
ATM Transaction Fees
ATM Withdrawal Fee (Domestic)	$1.50 (2 free per month)
ATM Withdrawal Fee (Int’l)	$2.95
ATM Balance Inquiry Fee (Domestic)	$0.50
ATM Balance Inquiry Fee (Int’l)	$1.50
ATM Decline Fee (Domestic)	0
ATM Decline Fee (Int’l)	0
Cash Advance Transaction Fees
Over-the-Counter Withdrawal Fee (Domestic)	$4.95
Over-the-Counter Withdrawal Fee (Int’l)	$4.95
Other Transaction Fees
Send Cash Fee (Card to Bank Account)	$0.99
Send Cash Fee (Bank to Card)	0
Send Cash Fee (Customer Initiated ACH)	N/A
Phone Service Fees
Automated Voice Response Fee (Per Call)	0
Live Agent Service Fee (Per Call)	$2.00 (2 free per month)
Statement Fees
Paper Statement Fee (Mail)	$0.95
Shipping Fees
Replacement Card Fee	$4.95

DESCRIPTION	Fee
Express Shipping Fee	$55
Bill Pay Fees
Bill Pay Fee (Electronic)	$0.45
Bill Pay Fee (Paper Check)	$0.99
Bill Pay Fee (Check Cancellation)	$9.95
Misc Fees
Foreign Exchange Mark Up	3%

Exhibit A-3

iAdvance Credit Product Program

This Exhibit A-3 is attached to, and is part of, a Second Amended and Restated Marketing Agreement between Jackson Hewitt Inc. (“Company”) and MetaBank d/b/a Meta Payment Systems (“Bank”) dated, 2009 (the “Agreement”).

1. Availability of iAdvance Credit Product. Bank shall make the iAdvance Credit Product available to Personalized Cardholders who satisfy the eligibility requirements set forth below. The “iAdvance Credit Product” means Bank’s small dollar line of credit marketed under the “iAdvance®” mark as of the date of this Agreement whereby a Cardholder may request and receive from Bank loan advances that will be loaded on such Cardholder’s Card pursuant to the iAdvance Credit Agreement (see below). For purposes of this Agreement, the term “iAdvance” shall also refer to any future features or graduations of the program developed and added by Bank in its sole discretion, including, but not limited to, a graduation feature currently known as iAdvance Choice. iAdvance Choice will be an extension of the iAdvance Credit Product and will provide longer repayment periods and higher credit limits for qualifying Personalized Cardholders. The terms and conditions for iAdvance Choice shall be appended as Attachment 2 to Exhibit A-3 (the “iAdvance Choice Credit Agreement”) after they are adopted by Bank.

2. Eligibility for iAdvance Credit Product

The iAdvance Credit Product shall be available to Personalized Cardholders who meet the eligibility criteria set forth in the iAdvance Credit Agreement, as may be amended from time to time. A Personalized Cardholder approved to receive the iAdvance Credit Product cannot have more than one iAdvance Credit Product account established at any time. Each Personalized Cardholder approved for the iAdvance Credit Product shall be a participant in the iAdvance Credit Product Program.

3. iAdvance Credit Product Terms. The terms and conditions applicable to the iAdvance Credit Product, including the fees charged to a Cardholder for advance requests, are appended as Attachment 1 to Exhibit A-3 (the “iAdvance Credit Agreement”).

4. Marketing Expectations for iAdvance Credit Product Program

(a) In conjunction with the iPower Card with iAdvance Program described in Exhibit A-2, Company agrees to actively promote, advertise and market the iAdvance Credit Product Program, at Company’s sole expense, through the use of Marketing Materials, to existing and prospective Cardholders at Company’s sole cost and expense, except as provided herein. Company will perform its obligations under this Agreement in accordance with Applicable Law and the Branding Standards. “Branding Standards” means the Branding and Messaging Standards and Minimum Advertising Requirements established by Bank for the advertising, promotion and marketing of the iAdvance Credit Product, as set forth on Attachment 3 to Exhibit A-3 attached hereto, which Branding Standards may be amended by Bank from time to time in its sole and absolute discretion. To the extent the Branding Standards conflict with any of the terms or requirements set forth in this Agreement, the terms of this Agreement shall prevail.

(b) To the extent permitted by Applicable Law, Company agrees to facilitate the distribution of Marketing Materials produced by Bank to existing Customers who are not Cardholders for the purpose of allowing Bank to market the iPower Card with iAdvance and the iAdvance Credit Product to such Customers. Such Marketing Materials shall be subject to approval by Company, which approval shall not be unreasonably withheld or delayed. Bank shall be responsible for paying for any external costs associated with Company’s performance of the duties described in the preceding sentence. The parties shall mutually agree upon the frequency and timing of such Marketing Materials distributions.

(c) Company agrees to exercise commercially reasonable efforts to market the iAdvance Credit Product Program at Operator locations and elsewhere both during and after Tax Season at its sole expense.

(d) Marketing Materials include, without limitation, the prominent display of signage communicating the availability and material terms of the iAdvance Credit Product Program at point of service and at other areas in its locations, and also includes counter cards, posters, FAQ inserts, and overhead signs (if available).

(e) Subject to Company’s rights under Section 8.3(f) of the Agreement, Bank may, from time to time, make changes to the iAdvance Credit Program or request changes to any Marketing Materials relating to the iAdvance Credit Program upon not less than sixty (60) days’ prior written notice to Company, unless (a) any such change is due to Applicable Law or directions or guidance received by Bank from a Regulatory Authority and (b) providing Company sixty (60) days’ advance written notice of such change would prevent Bank’s compliance with such Applicable Law or directions or guidance, in which case Bank shall provide Company notice of such change as soon as commercially reasonable. Bank shall take commercially reasonable steps to prevent undue expense for Company when changing any Marketing Materials that are already in production.

5. Definitions. All other capitalized terms not defined in the context of a provision of this Exhibit A-3 have the meanings set forth in the Agreement.

Attachment 1 to Exhibit A-3

iAdvance Credit Product Program

iAdvance Credit Agreement

Bank will provide to Company a copy of the iAdvance Credit Agreement in advance of each Tax Season, which agreement may be amended from time to time by Bank pursuant to Section 3.2(b)(i) of this Agreement.

Attachment 2 to Exhibit A-3

iAdvance Credit Product Program

iAdvance Choice Credit Agreement

[to be provided upon completion]

Attachment 3 to Exhibit A-3

iAdvance Credit Product Branding Standards

Bank will provide to Company a copy of the iAdvance Credit Product Branding Standards, together with any subsequent amendments thereto.

Exhibit A-4

iPower Plus Line of Credit Program

This Exhibit A-4 is attached to, and is part of, a Second Amended and Restated Marketing Agreement between Jackson Hewitt Inc. (“Company”) and MetaBank d/b/a Meta Payment Systems (“Bank”) dated, 2009 (the “Agreement”).

1. Product Description

The terms “iPower Plus Line of Credit” and “iPower Plus Line of Credit Program” means the small dollar line of credit program jointly developed by Bank and Company to be offered during the Pre-Tax Season to Cardholders, whereby a Cardholder may request and receive from Bank an advance of loan funds which will be loaded on such Cardholder’s Card. For purposes of this Agreement, the term shall also refer to any future features, graduations or rebranding of the program developed and added by the Parties from time to time. For avoidance of doubt, during the 2009/2010 Tax Season, the program shall be known as the “MoneyPower Line of Credit”. The iPower Plus Line of Credit Program includes the following characteristics:

(a) No later than November 16, 2009 and throughout the 2009/2010 Tax Season, Bank and Company will offer Customers the opportunity to apply for iPower Plus Line of Credit at participating Operator locations. Prior to September 1 of each subsequent Tax Season during the Term of this Agreement, Bank and Company shall negotiate in good faith to mutually agree on the terms and scope under which the iPower Plus Line of Credit Program will be offered for the upcoming Tax Season. Notwithstanding anything to the contrary set forth in this Agreement, if Bank can offer the iPower Plus Line of Credit Program on commercially reasonable terms, it will offer such Credit Program.

(b) Company will actively market, and require its participating Operators to actively market, the availability of iPower Plus Line of Credit to Customers at Operator locations and elsewhere, subject to the marketing requirements set forth in Sections 4.1(t) and 4.10 of the Agreement.

(c) Company will collect such information from Customers as the Parties agree is necessary for Customers to apply for the iPower Plus Line of Credit at participating Operator locations.

(d) Bank will underwrite Applicants using Bank’s underwriting criteria.

(e) Company and Bank will agree on Customers to market for iPower Plus Line of Credit.

(f) Bank will create terms and conditions for the iPower Plus Line of Credit Program (the “iPower Plus Line of Credit Credit Agreement”) to be appended as Attachment 1 to Exhibit A-4.

(g) [*]

(h) [*]

(i) [*]

2. Definitions. Capitalized terms not defined in this Exhibit A-4 have the meanings set forth for such terms in the Agreement.

Attachment 1 to Exhibit A-4

iPower Plus Line of Credit

Credit Agreement

Bank will provide to Company a copy of the iPower Plus Line of Credit Credit Agreement in advance of each Tax Season, which agreement may be amended from time to time by Bank pursuant to Section 3.2(b)(ii) of this Agreement.

Attachment 2 to Exhibit A-4

iPower Plus Line of Credit

Jackson Hewitt Requirements Document

Bank will provide to Company a copy of the Jackson Hewitt Requirements Document, together with any subsequent amendments thereto.

Exhibit A-5

[*]

Attachment 1 to Exhibit A-5

[*]

Exhibit B

SLAs of Card Processor and Credit Processors

1. Card Processor, on Bank’s behalf, shall provide the following customer support services:

a.	Processing of all authorization and settlement transactions made with or on a Card and providing authorization availability (90-day average) meeting or exceeding 98% less scheduled maintenance;

b.	Processing of all payments and adjustments made to a Card. Real time payments will be posted within one hour of receipt by Card Processor. All transactions will be posted within 24 hours of receipt;

c.	Maintaining and updating Cardholder information;

d.	Providing customer service with customer service personnel capable of serving English and Spanish-speaking Cardholders to assist Cardholders contacting customer service via phone, fax or in writing with issues or problems related to Cards. Card Processor will provide call center services meeting an average speed of answer (30-day average) of 45 seconds on 85% of the calls;

e.	Providing Web services for Cardholder to view Card transactions; the Website will meet or exceed 98% availability (30-day average) less scheduled maintenance;

f.	Providing Cardholders with a, 24-hours per day, 7 days per week mechanism for obtaining and /or hearing Card information in English and Spanish over the telephone, including through an interactive voice response (IVR) unit; the IVR will meet or exceed 98% availability (30-day average) less scheduled maintenance;

g.	Cooperating and working with all parties involved in the sales, issuance, loading, acceptance of the Cards, and merchants accepting the Card for purchases or cash withdrawals;

h.	Providing reasonable assistance, on an on-going basis, to Bank in resolving Cardholder or vendor problems related to the Cards or the use, issuance, sale or reloading thereof; and respond within 48-hours; and

i.	Providing a mechanism for Cardholder dispute resolution ensuring compliance with appropriate regulatory requirements.

2. The Credit Processor for the iAdvance Credit Product Program, on Bank’s behalf, shall provide the following customer support services:

Category	Description	SLA Standards
Cardholder Support
Average Speed of Answer-IVR	A call that terminates in IVR tree after success market. Measures the utility of IVR response to tree to provide self service answer.	85% of calls answered within 45 seconds as of connection; 100% calls within 1 minute as of connection.

Abandon Rate	Rate at which IVR calls are abandoned while in queue due to delay waiting for service longer than 45 seconds	Monthly abandon rate of 4 percent or less for all programs combined.

System Availability
IVR:	98% daily availability (30 day average)

Web:	98% daily availability (30 day average)

Transactional Data Website Data Records-Reporting
Availability	By 6 am Central Time daily

Data Variance	Accurate & complete data file-allowing reconciliation of transactions to account balance and authorizations.

Problem Management
Helpdesk/Technical Support	Credit Processor will provide a support group and the telephone number to Bank that will be available Monday through Friday during the hours of 8:00 a.m. to 6:00 p.m. (CT) to take incoming calls from Bank for assistance requests and to address technical questions and issues with respect to the provision of the credit processing services.

3. The Credit Processors for the iPower Plus Line of Credit Program, on Bank’s behalf, shall provide the following customer support services:

Call Center Support Services

a.	Provide Cardholders with 24-hours per day, 7 days per week customer service;

b.	Provide a single-point-of-contact account manager to oversee the entire program;

c.	Allow for shared agents to manage call activity (call allocation process 75/25 split, adjustable based on need)

d.	Credit Processor will provide call center services meeting an average speed of answer of 45 seconds on 80% of the calls answered, with the following exceptions:

•	Average speed of answer of 30 seconds on 85% of calls answered from November 16th to November 25th, 2009

•	Average speed of answer of 90 seconds on 85% of calls answered from January 2nd to January 15th, 2010

•	Average speed of answer of 45 seconds on 85% of calls answered prior to November 16, 2009, from November 25, 2009 to January 2, 2009, and after January 15, 2010 through the end of the Tax Season

e.	Abandonment rate shall not exceed 3% with the exception of abandons within 5 seconds or less and the following exception:

•	abandon rate for live agent calls shall not exceed 5% with the exception of abandons within 5 seconds or less

f.	Quality assurance measurement of customer service associates’ call quality shall be at least 80% on a monthly average based on Bank monitoring using agreed upon industry practices and standards.

g.	Reporting will be provided on a daily basis and daily call statistics, including total number calls offered, answered, abandoned, average speed of answer, total talk time, percent of calls in the specific service level and a project-end recap of cumulative statistics. Specific reporting agreed upon as follows:

•	Report #1 – Call Interval Report: Report details the call interval data and will be provided on daily, weekly and monthly intervals.

•	Report #2 – Blast Report; Interval data sent on the half hour for monitoring of service levels and call allocation adjustments.

•	Report #3 – IVR Drop Point Report - Report captures at what point each call disconnects from the IVR.

•	Report #4 – Call Allocation Report - Report captures number of calls, allocation percentage and call forwarded to each call center per interval.

•	Report #5 – Franchisee Call Volume Report - Report captures number of Franchisee calls and average handle time.

•	Report #6 – Remote Quality/Monitoring Services – Report provides average call quality (call recordings available within 2 business days of request)

Credit Processor Availability:

Measurement Criteria	Measurement Window
Critical Processing Time Uptime Percentage	Monthly

>99.5% - On-Line Availability 8:00AM – 1:00AM EST Monday thru Sunday – Excluding Maintenance Window

> 98.5 < 99.5% - On-Line Availability 8:00AM – 1:00AM EST Monday thru Sunday– Excluding Maintenance Window

< 98.5% - On-Line Availability 8:00AM – 1:00AM EST Monday thru Sunday– Excluding Maintenance Window

Average Response Time	Monthly

<.499 seconds (not including Authorization transactions)

>.500 seconds (not including Authorization transactions)

<.99 seconds (Authorizations transactions only)

>.100 seconds (Authorization transactions only)

Problem Management

Helpdesk/Technical Support	24/7 Availability

Cardholder/Client Impact	Acknowledgement within 1 hour

Non-Cardholder Impact/Business Issue	Acknowledgment within 1 Business Day

EXHIBIT C

Additional Credit Processor Service Requirements

1. Credit Processors shall perform the following actions if actual daily call volume exceeds forecasted daily call volume by more than 10% or if the SLAs set forth in Section 3(d) of Exhibit B are not met:

If the percentage of customer service calls being answered by Credit Processor within the response time required under Section 3(d) of Exhibit B (“Required Response Time”) falls below 80% for 15 minutes or the actual daily call volume exceed exceeds forecasted daily call volume by more than 10%, Credit Processor will:

•	Cancel all planned meetings, trainings and side by sides etc.

•

Check additional trained staff from the frontline for associates that can be put on the Company line (all staff will be up trained on Company-provided bank products training material, but this call queue will contain only dedicated associates)

•	If additional trained staff on the front line are not sufficient to cover the volume we will add the Credit Processor’s Activation Team (one at a time) until recovery

•	Meetings are rescheduled once the percentage of customer service calls answered within the Required Response Time reaches 85%

If the percentage of customer service calls answered within the Required Response Time falls below 80% for 30 minutes with more than fifty percent (50%) of the forecasted daily call volume already handled by Credit Processor or if the response time for any Cardholder waiting for customer service reaches 10 minutes, Credit Processor will:

•	Add the Quality Assurance associates that are available until the SL reaches 80% or 2 agent availability is maintained for 10 minutes

•

If the Quality Assurance associates do not cover the amount of staff needed, Credit Processor will add Escalation associates one by one until 80% of customer service calls are answered within the Required Response Time or there are 2 associates in the Available phone state for 10 minutes

If the percentage of customer service calls answered within the Required Response Time falls below 70% with more than forty percent (40%) of the forecasted daily call volume already handled by Credit Processor, or if the response time for any Cardholder waiting for customer service reaches 20 minutes, Credit Processor will:

•

Add all Customer Service Managers to the Company call queue. If all Customer Service Managers available to do not cover the staff needed to handle the call volume the command center will be added to calls with the Workforce Analyst taking the lead at the command center

•	Maintain staffing until 75% of customer service calls are answered within the Required Response Time or until there are 5 associates that have a wait time of 10 minutes

If the percentage of customer service calls answered within the Required Response Time falls below 60% with more than 40% of the forecasted daily call volume already handled, or if the response time for any Cardholder waiting for customer service reaches 20 minutes, Credit Processor will:

•

Add Customer Service Directors to the Company call queue. If the Customer Service Directors to not cover what is needed to handle the call volume then add the Disputes team one by one until the sufficient staff is added

•	Maintain staffing until 70% of customer service calls are answered within the Required Response Time or until there are 10 associates that have a wait time of 10 minutes

2. In addition to the actions described in Section 1 of this Exhibit, Credit Processors shall perform the following actions if the SLAs set forth in Section 3(d) of Exhibit B are not met or if queue size of Cardholders on hold waiting for customer service meets the criteria noted below:

Phase I – if queue size of Cardholders waiting on hold for customer service (“Cardholder Queue Size”) is 10 or more, sustained for over 15 minutes, or SLAs set forth in Section 3(d) of Exhibit B are not met for that day, Credit Processor will:

•

Direct all phone representatives trained to handle Company calls to get on the phones; cancel phone agent training and meetings. Credit Processor will also start calling non-scheduled phone Representatives trained to handle Company calls to see if they can come in to assist with traffic.

1.	Money Power LOC I – 30 agents

2.	Money Power LOC II – additional 25 agents

Train	a total of 55 agents on the Company program by January 1, 2010

Phase II – if Cardholder Queue Size is 10 or more, sustained for over 30 minutes, or SLAs set forth in Section 3(d) of Exhibit B are not met for that day, Credit Processor will in addition to actions taken in Phase I:

•	Direct Quality monitoring reps and Company Product-specific Supervisors and Team Leads to take phone calls

•	Size of this group is approximately - 10

Phase III – if Cardholder Queue Size is 10 or more, sustained for over 60 minutes or SLAs set forth in Section 3(d) of Exhibit B are not met for that day, Credit Processor will in addition to actions taken in Phase II:

•

Direct All Credit Processor supervisors, Customer Support Managers, Administrative personnel and representatives from other programs as deemed appropriate by the Credit Processor capable of handling Company calls to assist with Company calls.

•	Size of this group is approximately - 15

Phase IV – if Cardholder Queue Size is 20 or more, sustained for over 90 minutes, or SLAs set forth in Section 3(d) of Exhibit B are not met for that day Credit Processor, will addition to actions taken in Phase III:

•	Direct Sr. Management, Director Team, Human Resource Group and Sales on the phones to help facilitate traffic.

•	Size of this group is approximately - 9

In the event of a Phase IV situation, Credit Processor could potentially have an additional 34 individuals available to get on the phones to support traffic.